                                                                       EXHIBIT 8

                                      BRUNINI, GRANTHAM, GROWER & HEWES
                                              ATTORNEYS AT LAW

GEORGE P. HEWES, III          J. PERRY SANSING                                                 1400 TRUSTMARK BUILDING
NEWT P. HARRISON              LYNNE K. GREEN                                                   248 EAST CAPITOL STREET
RICHARD W. DORTCH             JAMES L. HALFORD                                              JACKSON, MISSISSIPPI 39201
LEIGH B. ALLEN, III           GRANVILLE TATE, JR.
EDMUND L. BRUNINI, JR.        ANNE C. SANDERS                                                          MAILING ADDRESS
LAWRENCE E. ALLISON, JR.      JAMES W. YOUNG, JR.                                               POST OFFICE DRAWER 119
CHARLES P. ADAMS, JR.         CHERI D. GREEN                  ______________, 1994          JACKSON, MISSISSIPPI 39205
W. DAVID WATKINS              STEPHEN J. CARMODY
HOLMES S. ADAMS               DORIAN E. TURNER                                                               TELEPHONE
WILLIAM L. SMITH              PAMELA W. DILL                                                              601-948-3101
JEFFERSON D. STEWART          JOSEPH E. VARNER, III
ROBERT D. DRINKWATER          R. DAVID MARCHETTI                                                             FACSIMILE
CHRISTOPHER A. SHAPLEY        KATHRYN R. GILCHRIST                                                        601-960-6902
R. DAVID KAUFMAN              EUGENE R. WASSON
JOHN E. MILNER                OTTOWA E. CARTER, JR.                                                  EDMUND L. BRUNINI
R. WILSON MONTJOY II          P. DAVID ANDRESS                                                             (1911-1992)
WALTER S. WEEMS               MICHAEL K. GRAVES
JAMES T. THOMAS, IV           STEPHEN L. EARNEST                                                    R. GORDON GRANTHAM
JAMES A. KEITH                M. PATRICK MCDOWELL                                                          (1912-1986)
LOUIS G. FULLER               MICHAEL E. GIEGER
WATTS C. UELTSCHEY            J. JEFFERY TROTTER                                                    JOHN R. HUTCHERSON
W. RODNEY CLEMENT, JR.                                                                                     (1939-1990)
BROOKS EASON
JOHN E. WADE, JR.                                                                                       JOHN M. GROWER
                                                                                                            OF COUNSEL

Board of Directors
Trustmark Corporation
248 East Capitol, Suite 300
Jackson, Mississippi 39201

Board of Directors and Shareholders
First National Financial Corporation
1301 Washington Street
Vicksburg, Mississippi 39180


      Re: Merger Agreement by and among Trustmark Corporation, Trustmark National Bank, First National Financial Corporation and First National Bank of Vicksburg

Gentlemen:

      We have acted as counsel to Trustmark Corporation, a Mississippi corporation and registered bank holding company ("Trustmark") and its subsidiary, Trustmark National Bank, a national banking association ("Trustmark Bank"), in connection with the proposed merger (the "Merger") of First National Financial Corporation, a Mississippi corporation and registered bank holding company ("First National") with and into Trustmark and the proposed consolidation (the "Consolidation") of First National Bank of Vicksburg, a national banking association ("FNB"), with Trustmark Bank under the existing charter of Trustmark Bank pursuant to the terms of the Merger Agreement dated as of May 4, 1994 (the "Merger Agreement"), by and among Trustmark, First National, Trustmark Bank and FNB, each as described in the Registration Statement on Form S-4 to be filed by Trustmark with the Securities and Exchange Commission (the "Registration Statement"). As a part of the Consolidation, the shareholders of Trustmark Bank other than Trustmark ("Trustmark Bank Minority Shareholders") will receive Trustmark common stock in exchange (the "Exchange") for their $5.00 par value common stock of Trustmark Bank ("Trustmark Bank Common Stock"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

Trustmark Corporation
First National Financial Corporation
___________, 1994
Page 2

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have relied upon certain written representations and covenants of Trustmark, Trustmark Bank, First National and FNB, which are annexed hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. The following opinion is based upon the foregoing authorities as existing on the date of this opinion, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions upon which this opinion is based could modify the conclusions reached herein. In rendering this opinion we assume no obligation to advise you of any such changes or to update this opinion as a result of any such changes.

         Our opinion covers only the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to any other tax aspects of the above-described transactions that are not specifically addressed.

         This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. We can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Trustmark, Trustmark Bank, First National, FNB or their respective shareholders.

         Based upon and subject to the foregoing, we are of the opinion that the Merger, the Consolidation and the Exchange will, under current law, constitute tax-free reorganizations under Section 368(a) of the Code. It is further our opinion that Trustmark and First National will each be a party to the Merger, that Trustmark Bank and FNB will each be a party to the Consolidation, and that Trustmark and Trustmark Bank will each be a party to the Exchange within the meaning of Section 368(b) of the Code.

         As a tax-free reorganization, the Merger will have the following Federal income tax consequences for First National shareholders, First National and Trustmark:

Trustmark Corporation
First National Financial Corporation
___________, 1994
Page 3


         1. No gain or loss will be recognized by the holders of the common stock of First National ("First National Common Stock") as a result of the exchange of such shares for shares of Trustmark common stock ("Trustmark Common Stock") pursuant to the Merger. The cash portion of the Merger consideration, including cash received by any First National shareholders who perfect dissenters' rights of appraisal with respect to their First National Common Stock will be treated as having been received by such shareholders as a distribution in redemption of his or her First National stock, subject to the provisions and limitations of Code Section 302. The payment of cash in lieu of fractional share interests will be treated as if the shares were distributed as part of the exchange and then were redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Code Section 302.

         2. The tax basis of the shares of Trustmark Common Stock received by each shareholder of First National will equal the tax basis of such shareholder's shares of First National Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger decreased by the amount of cash received by the shareholder and increased by the amount which was treated as a dividend and the amount of any gain recognized on the exchange and not treated as a dividend.

         3. The holding period for the shares of Trustmark Common Stock received by each shareholder of First National will include the holding period for the shares of First National Common Stock of such shareholder exchanged in the Merger.

         4. Trustmark and Trustmark Bank will not recognize gain or loss as a result of the Merger, the Consolidation and the Exchange.

         5. First National and FNB will not recognize gain or loss as a result of the Merger and the Consolidation.

         6. No gain or loss will be recognized by the Trustmark Bank Minority Shareholders on the exchange of their Trustmark Bank Stock solely for Trustmark Common Stock.

         7. The basis of the Trustmark Common Stock received by the Minority Trustmark Bank Shareholders will be the same as the basis of the Trustmark Bank Common Stock given in exchange therefor.

         8. The holding period of the Trustmark Common Stock to be received by the Trustmark Bank Minority Shareholders will include the holding period of the Trustmark Bank Common Stock surrendered in the Exchange.

Trustmark Corporation
First National Financial Corporation
___________, 1994
Page 4

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger, the Consolidation or the Exchange, or of any transactions related to the Merger, the Consolidation or the Exchange, or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                        Very truly yours,

                                        Brunini, Grantham, Grower & Hewes